EuroSite Power Inc.
45 First Avenue, Waltham, MA 024                             t: +1 781.522.6000 f: +1 781.522.6050
info@eurositepower.co.uk
www.eurositepower.co.uk

Investor Contact:                              Media Contact:
Ariel F. Babcock, CFA                          Paul Hamblyn
+1 781.466.6413                              +44 792.085.9540
ariel.babcock@eurositepower.co.uk                      paul.hamblyn@eurositepower.co.uk

EuroSite Power Inc. Reports Third Quarter 2016 Financial Performance

Margin improvement demonstrates strong execution on cost control initiatives while investing for growth

WALTHAM. Mass - November 10, 2016 - EuroSite Power Inc. (OTCQX: EUSP, the "Company"), an On-Site Utility solutions provider, offering clean electricity, heat, hot water and cooling solutions to healthcare, hospitality, housing and leisure centers in the United Kingdom (UK) and Europe, reported total revenues of $459,114 for the third quarter of 2016, compared to $421,991 for the same period in 2015, an increase of 8.8%. Gross margin excluding depreciation improved by over 19 percentage points compared with second quarter of 2015, to a strong 32.8%.

Overall gross margin grew by 19.3 percentage points to 8.5% for third quarter of 2016, a significant improvement over the (10.8)% overall gross margin reported last year. Notably, third quarter gross margins benefited from strong reductions in maintenance expense as well as lower fuel expense as a percent of total revenue. GAAP diluted loss per share (EPS) was $0.01 for the third quarter of 2016, in line with prior year results.

EuroSite Power’s Managing Director Paul Hamblyn commented, "The significant improvement in our adjusted gross margins alongside improved overall gross margin demonstrates the value of the cost control initiatives put in place at the end of last year to drive our company toward profitability. Although the fluctuations in the value of the British pound do impact our financial statements in currency translation, the underlying core UK business continued its strong revenue growth and margin performance during the quarter."
One new installation was commissioned in the period bringing total operational systems at quarter end to 32, compared to just 28 operational systems at September 30, 2015, with a total installed capacity of 3,509 kW and long term total contract value of operational systems of approximately GBP£57.2 million on a local currency basis, or $74.2 million. Total systems under contract (both operating and in backlog) at quarter end was 39; totaling 4,498 kW of capacity for a combined lifetime contract value of approximately GBP£70.3 million on a local currency basis, or $91.2 million.
Speaking about the results, Chief Executive Officer Dr. Elias Samaras noted, "These are exciting times at EuroSite Power, via a series of transactions executed over the last several months we are now a fully independent company. As such, the third quarter was about investing for growth. We have the in-house maintenance, gas purchase arrangement, and project financing agreements as well as an improved balance sheet. This has positioned the Company to actively pursue larger projects as well as acquisitions alongside geographic expansion. While these projects take time to develop, I am confident we have the pieces in place to deliver strong growth for shareholders going forward."
Mr. Hamblyn, added, “Operationally we continued to execute on several of management’s key initiatives during the third quarter. The significant reduction in fuel expense enjoyed in the second quarter carried through to the third quarter, again helping improve margins. Similarly, we continue to reap the benefits of bringing maintenance service in-house, generating ongoing improvement in gross profit as we take over maintenance of the TEDOM units as their warranty periods end. During the quarter we brought a further site into operational service at The Dome leisure center and began construction at the prestigious Celtic Manor Resort. Significantly, The Dome is the first operational system financed by our agreement with Societe Generale and represents our largest single system to date. In total, we now have customers enjoying the benefit of savings generated by our clean power systems at a total of 15 leisure centers in the UK. Notably, Haverhill Leisure Centre, among the first to adopt our On-Site Utility solution, recently reinvested the savings we have provided into a new Gym and refurbished Power Room - an excellent demonstration of the value we generate for customers."

Major Highlights:

Financial

•
Energy revenue increased by 12.0% to $459,114 for the third quarter of 2016, compared to $410,055 for the third quarter of 2015. On a local currency basis, energy revenue was GBP£349,615 for Q3 2016, 30.6% growth over GBP£267,703 in energy revenue for Q3 2015.

•
Total revenue for the third quarter of 2016 grew by 8.8% to $459,114 compared to $421,991 for the third quarter of 2015. On a local currency basis, total revenue grew 28.4% to GBP£349,615, up from GBP£272,287 in Q3 2015.

•
Gross margin, excluding depreciation, improved to 32.8% for the third quarter of 2016, versus 13.5% for the third quarter of 2015. Overall gross margin improved to 8.5% for the third quarter of 2016, compared to (10.8)% for the third quarter of 2015.

•
Total revenue value of all contracted On-Site Utility energy agreements as of September 30, 2016 was approximately $91.2 million using various market assumptions and estimates made by management, compared to $103.3 million as of September 30, 2015. Note that the change in value of our contracted agreements includes the significant adverse impact of the decline in the British pound in the interim period, masking the growth in contracted revenue. On a local currency basis, total revenue value of all contracted On-Site Utility energy agreements at the end of the most recent quarter was GBP£70.33 million compared to GBP£63.2 million on September 30, 2015.

•	In August of 2016, the Company appointed a new Director to the Board, Mr. Stelios Zavvos, who was also named Chairman of the Audit Committee.

Sales and Operations

•
Total energy production for the third quarter of 2016 of 7.5 million kWh exceeds total generation for the prior comparable period by 2.1 million kWh, a 37.7% improvement over third quarter of 2015. Energy production primarily benefited from improved utilization rates as well as the operation of additional systems.

•
Total operational systems at September 30, 2016 was 32 with a total installed capacity of 3,509 kW, this favorably compares with just 28 systems totaling 2,753 kW of installed capacity at September 30, 2015.

•
The current contracted project backlog is 7 systems for a total of 989 kW in capacity. This compares with September 30, 2015 contracted project backlog of 8 systems for a total of 1,014 kW in capacity.

•
Operating expenses were higher as the Company continued to invest in additional personnel and marketing activities. General and Administrative expense includes an approximately $109,000 adverse swing related to the impact of currency exchange rate fluctuations caused by the fall in the value of the British pound in the period.

EuroSite Power will host a conference call and webcast today at 10:00 a.m. Eastern Time to discuss the quarterly financial results in more detail. To listen to the audio portion, dial toll free (844) 492-3726 within the U.S., toll free (855) 669-9657 from Canada, or +1 (412) 542-4187 from other international locations. Participants should ask to be joined to the EuroSite Power earnings call. We suggest participants begin dialing at least 10 minutes prior to the scheduled starting time. Alternately, to register for and listen to the live webcast, please go to http://investors.eurositepower.co.uk/EuroSite-Power-Inc-Third-Quarter-2016-Earnings-Conference-Call.

The earnings conference call will be recorded and available for playback one hour after the end of the call through Thursday, November 17, 2016. To listen to the playback, dial (877) 344-7529 within the U.S., (855) 669-9658 from Canada, or +1 (412) 317-0088 from other international locations and use Replay Access Code 10094776.

About EuroSite Power
EuroSite Power Inc. is committed to providing institutional, commercial and small industrial facilities with clean, reliable power, cooling, heat and hot water at lower costs than charged by conventional energy suppliers - without any capital or start-up costs to the energy user - through On-Site Utility energy solutions. For more information about our unique efficient power solutions please visit www.eurositepower.co.uk and follow us on Twitter and LinkedIn.

FORWARD-LOOKING STATEMENTS
This press release contains forward-looking statements under the Private Securities Litigation Reform Act of 1995 that involve a number of risks and uncertainties. Important factors could cause actual results to differ materially from those indicated by such forward-looking statements, as disclosed on the Company’s website and in Securities and Exchange Commission filings, including its annual report on Form 10-K for the fiscal year ended December 31, 2015. This press release does not constitute an offer to buy or sell securities by the Company, its subsidiaries or any associated party and is meant purely for informational purposes. The statements in this press release are made as of the date of this press release, even if subsequently made available by the Company on its website or otherwise. The Company does not assume any obligation to update the forward-looking statements provided to reflect events that occur or circumstances that exist after the date on which they were made.

EUROSITE POWER INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

	September 30, 2016	December 31, 2015
ASSETS
Current assets:
Cash and cash equivalents	$4,597,780	$587,819
Accounts receivable	216,845	303,782
UK energy tax incentives receivable	—	369,485
Value added and other tax receivable	29,338	(5,297)
Inventory	192,133	137,093
Other current assets	79,423	57,152
Total current assets	5,115,519	1,450,034
Property and equipment, net	7,992,328	7,516,262
Other assets, long-term	9,883	11,004
TOTAL ASSETS	$13,117,730	$8,977,300

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$206,618	$313,293
Due to related party	57,988	98,979
Accrued expenses and other current liabilities	226,906	286,814
Note payable - bank, short-term	69,933	—
Total current liabilities	561,445	699,086
Long-term liabilities:
Convertible debentures	—	1,585,264
Convertible debentures due to related parties	308,026	951,158
Note payable - bank	279,732	—
Note payable - related party	—	2,000,000
Total liabilities	1,149,203	5,235,508
Commitments and contingencies
Stockholders’ equity:
Common stock, $0.001 par value; 100,000,000 shares authorized; 82,265,056 and 65,747,100 issued and outstanding at September 30, 2016 and December 31, 2015, respectively.	82,265	65,747
Additional paid-in capital	22,116,857	12,224,064
Accumulated deficit	(10,230,595)	(8,548,019)
Total stockholders' equity	11,968,527	3,741,792
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$13,117,730	$8,977,300

EUROSITE POWER INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended
	September 30, 2016	September 30, 2015

Revenues
Energy revenues	$459,114	$410,055
Turnkey & other revenues	—	11,936
	459,114	421,991
Cost of sales
Fuel, maintenance and installation	308,511	365,097
Depreciation expense	111,761	102,485
	420,272	467,582
Gross profit (loss)	38,842	(45,591)

Operating expenses
General and administrative	379,286	194,053
Selling	127,917	122,826
Engineering	110,593	87,853
	617,796	404,732
Loss from operations	(578,954)	(450,323)
Other income (expense)
Interest income	6,167	965
Interest expense, net of debt premium amortization	(10,039)	(8,599)
Debt conversion expense	—	—
	(3,872)	(7,634)

Loss before income taxes	(582,826)	(457,957)
Provision (benefit) for income taxes	—	—
Net loss	$(582,826)	$(457,957)

Net loss per share - basic and diluted	$(0.01)	$(0.01)
Weighted-average shares outstanding - basic and diluted	82,265,056	65,747,100

EUROSITE POWER INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Nine Months Ended
	September 30, 2016	September 30, 2015

Revenues
Energy revenues	$1,784,844	$1,473,307
Turnkey & other revenues	1,739	39,711
	1,786,583	1,513,018
Cost of sales
Fuel, maintenance and installation	1,160,274	1,192,276
Depreciation expense	341,482	289,621
	1,501,756	1,481,897
Gross profit	284,827	31,121

Operating expenses
General and administrative	1,011,546	627,798
Selling	421,251	359,298
Engineering	289,089	162,008
	1,721,886	1,149,104
Loss from operations	(1,437,059)	(1,117,983)
Other income (expense)
Interest income	9,606	5,277
Interest and other expenses	(30,341)	(32,625)
Debt conversion expense	(224,782)	—
	(245,517)	(27,348)

Loss before income taxes	(1,682,576)	(1,145,331)
Benefit for income taxes	—	2,188
Net loss	$(1,682,576)	$(1,143,143)

Net loss per share - basic and diluted	$(0.02)	$(0.02)
Weighted-average shares outstanding - basic and diluted	73,605,329	65,747,100

EUROSITE POWER INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Nine Months Ended
	September 30, 2016	September 30, 2015

CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(1,682,576)	$(1,143,143)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	347,066	291,465
Non-cash debt conversion and interest expense	235,782	—
Amortization of convertible debt premium	(44,132)	(72,216)
Stock-based compensation	243,175	57,217
Changes in operating assets and liabilities
(Increase) decrease in:
Accounts receivable	86,937	(51,605)
UK energy tax incentives receivable	369,485	636,661
Value added and other tax receivable	(34,635)	3,025
Inventory	(55,040)	(10,058)
Prepaid and other current assets	(22,271)	(27,289)
Other assets, long-term	1,121	1,440
Increase (decrease) in:
Accounts payable	(106,675)	178,702
Due to related party	(40,991)	—
Accrued expenses and other current liabilities	(59,908)	132,352
Net cash used in operating activities	(762,662)	(3,449)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment	(823,132)	(1,571,533)
Net cash used in investing activities	(823,132)	(1,571,533)

CASH FLOWS FROM FINANCING ACTIVITIES:
Payment on note payable - related party	(2,000,000)	(1,000,000)
Proceeds from sale of common stock, net of costs	7,246,090	—
Proceeds from loan payable - bank	349,665	—
Net cash provided by (used in) financing activities	5,595,755	(1,000,000)

Net increase (decrease) in cash and cash equivalents	4,009,961	(2,574,982)
Cash and cash equivalents, beginning of the period	587,819	3,776,852
Cash and cash equivalents, end of the period	$4,597,780	$1,201,870

Supplemental disclosures of cash flow information:
Taxes paid	$—	$—
Interest paid	$72,764	$—
Common Stock exchanged for convertibles debentures, non-cash	$2,184,264	$—